Exhibit 99.1

CONTACT:    Jon Faulkner
Chief Financial Officer
706-876-5814
jon.faulkner@dixiegroup.com

THE DIXIE GROUP REPORTS FIRST QUARTER 2012 RESULTS

CHATTANOOGA, Tenn. (May 7, 2012) -- The Dixie Group, Inc. (NASDAQ:DXYN) today reported financial results for the first quarter ended March 31, 2012. In the first quarter of 2012, the Company had sales of $62,851,000 and a loss from continuing operations of $104,000, or $0.01 per diluted share, compared with income from continuing operations of $644,000, or $0.05 per diluted share for the first quarter of 2011. The sales increase, after adjusting for the 13-week period this year versus the 14-week period last year, was 2.6%. Sales decreased by 4.7% on a fiscal period basis.

Commenting on the results, Daniel K. Frierson, chairman and chief executive officer, said, “The first quarter typically is the slowest and most difficult quarter for our business. However, Dixie had a year-over-year sales improvement of 2.6%; adjusted for a 13-week versus 14-week fiscal period last year and in line with industry growth for the period. Our growth in the residential business, on an adjusted basis for weeks in the period, was 5.7%, in excess of the residential market growth of low single digits. This growth was significant as it represented a shift to higher-end retail sales for our Fabrica, Masland Residential and Dixie Home brands and a decline in our mass merchant sales. All three of these upper-end retail brands had double digit growth relative to the same period a year ago, as adjusted for number of weeks in the period. Within our Masland and Fabrica brands, our Wool and Stainmaster products had particularly strong results. In contrast, our commercial business declined 8.2% relative to a particularly strong sales period a year ago on a calendar adjusted basis. This decline was in comparison, we believe, to low single digit growth in the commercial market.

“We are taking advantage of several unusual opportunities to invest in new products in 2012. In the residential market, we are one of three suppliers to launch Stainmaster® SolarMax® products, with inherent stain and fade resistance, starting in 2011 and continuing into 2012. In addition we are one of two suppliers to bring to market in 2012 Stainmaster® TruSoft™, the new standard in softness. Finally, Fabrica will be introducing a number of new wool products featuring our new "permaset process" allowing our design customers an unlimited choice of colorations. In the commercial market, we are pleased with the response to our newly launched and award winning Chrome Collection. Our continued investment in new products, we believe, positions us to continue to outperform the industry at the high end of the marketplace. Our Masland and Fabrica residential lines both exceeded 13% growth over the same period a year ago on a constant week basis, further evidence that the high end of the market is responding to our continued investment in new products during this recovery period for the market.

"The quarter saw margins at 25%, in line with expectations considering our shift in products, the effect of the price increase and lower unit volumes. We had higher selling and administrative costs as we continued our accelerated investment in new products. The industry and Dixie implemented price increases due to higher raw material costs in January. The effect of the increase will be fully in place in the second quarter.

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The Dixie Group Reports First Quarter Results

May 7, 2012

“Working capital increased by $5,431,000 during the quarter due to the seasonal rise in preparation for the spring selling season. Capital expenditures were $1,132,000, while depreciation and amortization was $2,402,000 for the period. Total debt increased $5,276,000 during the first quarter. Availability under our credit lines was $18,113,000 at quarter end.

"With uncertainty surrounding the rate of recovery in the housing sector and potential macro-economic issues affecting consumer confidence and the stock market, it is difficult to predict how smoothly the overall floorcovering market will recover. We believe that conditions in the upper-end residential portion of our industry should continue to grow while having challenges in the mid-market price points. The commercial market does not appear to have regained its footing since the surge in business at this time a year ago. However, we are committed to continue our emphasis to growing our market presence with new innovative products,” Frierson concluded.

The Company's loss from discontinued operations was $77,000, or $0.00 per diluted share, for the first quarter of 2012, compared with a loss from discontinued operations of $21,000, or $0.00 per diluted share, for the prior year. Including discontinued operations, the Company reported a net loss of $181,000, or $0.01 per diluted share, for the first quarter of 2012 compared with net income of $623,000, or $0.05 per diluted share, for the year-earlier period.

A listen-only Internet simulcast and replay of Dixie's conference call may be accessed with appropriate software at the Company's website or at www.earnings.com. The simulcast will begin at approximately 11:00 a.m. Eastern Time on May 7, 2012. A replay will be available approximately two hours later and will continue for approximately 30 days. If Internet access is unavailable, a listen-only telephonic conference will be available by dialing (913) 312-1278 at least ten minutes before the appointed time. A seven-day telephonic replay will be available two hours after the call ends by dialing (719) 457-0820 and entering 2119425 when prompted for the access code.

The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets, Dixie Home, Masland Contract and Whitespace brands.

Statements in this news release, which relate to the future, are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

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The Dixie Group Reports First Quarter Results

May 7, 2012

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Operations
(unaudited; in thousands, except earnings per share)

	Three Months Ended
	March 31, 2012	April 2, 2011
NET SALES	$62,851	$65,954
Cost of sales	47,148	49,384
GROSS PROFIT	15,703	16,570
Selling and administrative expenses	15,062	15,393
Other operating (income) expense, net	21	(491)
OPERATING INCOME	620	1,668
Interest expense	726	932
Other (income) expense, net	3	(17)
Income (loss) from continuing operations before taxes	(109)	753
Income tax provision (benefit)	(5)	109
Income (loss) from continuing operations	(104)	644
Loss from discontinued operations, net of tax	(77)	(21)
NET INCOME (LOSS)	$(181)	$623

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.01)	$0.05
Discontinued operations	—	—
Net income (loss)	$(0.01)	$0.05

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.01)	$0.05
Discontinued operations	—	—
Net income (loss)	$(0.01)	$0.05

Weighted-average shares outstanding:
Basic	12,606	12,856
Diluted	12,606	12,902

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The Dixie Group Reports First Quarter Results

May 7, 2012

THE DIXIE GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	March 31, 2012	December 31, 2011
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$161	$298
Receivables, net	30,409	29,173
Inventories	67,420	63,939
Other	8,245	7,589
Total Current Assets	106,235	100,999

Property, Plant and Equipment, Net	66,352	67,541
Other Assets	15,266	14,403
TOTAL ASSETS	$187,853	$182,943

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$31,826	$31,853
Current portion of long-term debt	2,561	2,729
Total Current Liabilities	34,387	34,582

Long-Term Debt
Senior indebtedness	57,751	52,806
Mortgage note payable	9,956	10,141
Equipment notes payable	2,243	2,061
Capital lease obligations	851	349
Deferred Income Taxes	4,323	4,804
Other Liabilities	14,120	13,815
Stockholders' Equity	64,222	64,385
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$187,853	$182,943

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The Dixie Group Reports First Quarter Results

May 7, 2012

Use of Non-GAAP Financial Information:
(in thousands)

The Company believes that non-GAAP performance measures, which management uses in evaluating the Company's business, may provide users of the Company's financial information with additional meaningful bases for comparing the Company's current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, the non-GAAP performance measures should be viewed in addition to, not as an alternative for, the Company's reported results under accounting principles generally accepted in the United States.

The three months of 2012 contained 13 operating weeks compared with 14 operating weeks in the three months of 2011. Percentage changes in net sales have been adjusted to reflect the comparable number of weeks in the reporting periods.

	Three Months Ended
	March 31, 2012	April 2, 2011
Net Sales Adjusted:
Weeks in period	13	14

Net sales as reported	$62,851	$65,954
Adjusted for weeks	—	(4,711)
Non-GAAP net sales as adjusted	$62,851	$61,243

Further non-GAAP reconciliation data, including Non-GAAP Adjusted Operating Income, Adjusted EBIT and Adjusted EBITDA are available at www.thedixiegroup.com under the Investor Relations section.

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